Exhibit 10.5

Services Agreement

This Services Agreement (“Agreement”) made effective as of this 15th day of March 2018, by and between Bingham Canyon Corporation, a Nevada corporation (hereinafter the “Company”), having its executive offices at 4235 Commerce St, Little River, SC 29566 and UCAP Partners LLC, a New Jersey limited liability company. (hereinafter “UCAP”) with its business office at 31 Woodshire Terrace, Towaco, NJ 07082. The Company and UCAP are sometimes referred to individually as the “Party” and collectively herein as the “Parties”.

In consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Retention. The Company hereby retains UCAP on a non-exclusive basis during the Term, as defined in Section 2, to render to the Company services of an advisory or consultative nature related to, but not limited to; strategic planning, financing, capital formation, uplisting and expansion of shareholder base (the “Services”):

UCAP agrees to provide the Services to the Company during the Term in accordance with the terms and provisions of this Agreement.

2. Performance of Services.

Services. UCAP agrees, to the extent reasonably required in the conduct of the business of the Company, to provide advice, consultation and recommendations to the Company related to the Services.

Independent Contractor. UCAP shall at all times act strictly and exclusively as an independent contractor and shall not be considered as having employee status under any law, regulation or ordinance or as being entitled to participate in or benefit under any plan or program established at any time by the Company for its employees. UCAP shall have no managerial authority or responsibility as an officer or supervisor of the Company. UCAP shall not have any authority to bind the Company to any contract or to commit the Company in any manner whatsoever. UCAP shall not hold itself out as a representative or agent of the Company.

Obligations of the Company. To enable UCAP to be kept current with the affairs of the Company, the Company will continuously provide to UCAP, in a timely fashion, information requested by UCAP from time to time to update any “due diligence” materials previously supplied by the Company. If the Company fails or refuses to furnish any such material or information, in an accurate and timely fashion, reasonably requested by UCAP, and thus prevents or impedes UCAP’s performance hereunder, any liability of UCAP to perform the Services hereunder shall not be deemed a breach of its obligations hereunder.

3. Term. The term of this Agreement shall commence as of the date hereof, March 15, 2018, and shall continue in full force and effect for a Twelve (12) month term ending March 15, 2019 (hereinafter the “Term”).

a.	Notwithstanding the foregoing described in paragraph 3, the Company may terminate this Agreement upon a material breach by UCAP and said breach is not cured by UCAP within 30 days after receipt of written notice from the Company to UCAP detailing the nature of the material breach (hereinafter the “Termination Date”).

b.	UCAP’s rights under this Agreement, including all rights in and to Compensation, described in paragraph 4(a) and 4(b), shall survive the expiration of the Term or any earlier termination of this Agreement, whether by UCAP or the Company, it being the express intention of the parties that all compensation being paid to UCAP hereunder shall be deemed to be earned as of the date of execution of this Agreement. Notwithstanding anything to the contrary, the Company will pay UCAP all compensation due to the Termination Date.

4. Compensation. In full and total compensation to UCAP for the Services rendered hereunder, Company agrees to compensate UCAP as follows:

a.	Beginning March 15, 2018, the Company shall pay UCAP a non-refundable initial fee of Five Thousand Dollars ($5,000.00) and on the 15th day of each successive month during the Term, the Company shall pay UCAP a non-refundable engagement fee (“Engagement Fee”) in the amount of Two Thousand Five Hundred Dollars ($2,500.00).

b.	The Company hereby irrevocably grants to UCAP, Two Million (2,000,000) shares (the “Shares”) of the Company’s restricted common stock. The Company hereby agrees to cause a certificate evidencing the Shares to be immediately delivered to UCAP. UCAP’s rights in and to the Shares shall vest immediately upon execution of this Agreement and the Company shall not have the right to the return of such Shares for any reason whatsoever. The Shares are deemed to be fully earned by UCAP on the date of execution of this Agreement.

5. Transferability of Shares. UCAP acknowledges it as acquiring the Shares for investment purposes only, and not for distribution or fractionalization. The Shares have not been registered under federal or state securities laws. Transfer of the Shares is accordingly restricted and, unless a registration statement relating to the issuance of the Shares is in effect at the time of issuance, the Shares will bear the appropriate restrictive legend. The Company shall allow UCAP to direct the allocation of the Shares to up to three persons or to hypothecate, sell, assign or transfer (a “Transfer”) all or a part of the Shares to up to three persons, including principals of UCAP, provided that (i) UCAP confirms to the Company it has not made any offer to sell or solicitation of offers to buy the Shares, and that it has conveyed to the potential Share transferee(s) (the “Transferees”) all information necessary to fully inform the Transferees of the Company and its business, (ii) the Transferees establish to the Company’s satisfaction that the Transferees are accredited investors (as defined under Regulation D) (iii) the Transferees are acquiring the Shares for investment purposes only, (iv) the Transferees acknowledge that they have been given access to all material information regarding the Company, and (v) such other reasonable requirement of the securities laws is available for the Transfer of the Shares.

a.	The Shares may not be sold or transferred unless (i) such Shares are sold pursuant to an effective registration statement under the Act or (ii) the Company or its transfer agent shall have been furnished with an opinion of counsel selected by the transferor, which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration pursuant to Rule 144 under the Act (or a successor rule) (“Rule 144”).

b.	When the Company is required to cause an unlegended certificate to replace a previously issued legended certificate, if: (i) the unlegended certificate is not delivered to UCAP within three (3) business days of submission the legended certificate and supporting documentation to the Transfer Agent as provided above and (ii) prior to the time such unlegended certificate is received by UCAP or any third party on behalf of UCAP for UCAP’s account, purchased (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by UCAP of shares represented by such certificate (a “Buy-In”), then the Company shall pay in cash to UCAP (for costs incurred either directly by UCAP or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceeds the proceeds received by such Investor as a result of the sale to which such Buy-In relates. UCAP shall provide the Company written notice indicating the amounts payable to UCAP with respect to the Buy-In.

c.	In addition to UCAP’s other available remedies, the Company shall pay to UCAP, in cash, as partial liquidated damages and not as a penalty, $1000 per Trading Day for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend. Nothing herein shall limit UCAP’s right to pursue actual damages for the Company's failure to deliver certificates representing any Shares and UCAP shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

6. Not Licensed as a Broker-Dealer or Investment Advisor. Neither UCAP nor any employee of UCAP is a licensed broker-dealer and UCAP is not being retained to offer, sell or place any securities of the Company. No fees paid pursuant to this Agreement relate to commissions for the placement or sale of securities. Neither UCAP nor any employee of UCAP is a licensed investment adviser and UCAP is not being retained to make any valuations of the securities of the Company or of any entity the Company may consider acquiring in the future. The Company acknowledges that neither the UCAP nor any employee of UCAP has been retained to provide investment advisory services to the Company.

7. Expenses. The Company agrees to pay and/or reimburse UCAP for expenses related to UCAP’s performance under this Agreement. Any individual expense in excess of $500 shall require the Company’s prior authorization.

8. Provision Not Construed Against Party Drafting Agreement. This Agreement is the result of negotiations by and between the Parties, and each Party has had the opportunity to be represented by independent legal counsel of its choice. This Agreement is the product of the work and efforts of all Parties and shall be deemed to have been drafted by all Parties. In the event of a dispute, no Party hereto shall be entitled to claim that any provision should be construed against any other Party by reason of the fact that it was drafted by one Party.

9. Liability of Parties. UCAP shall have no liability with respect to decisions made or actions taken by the Company in reliance on advice or recommendations given by UCAP. The Company agrees to indemnify and hold harmless UCAP and its affiliates, directors, officers, partners, agents, and employees and each other person, if any, controlling UCAP or any of its affiliates (collectively the “UCAP Parties”), to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them (including attorneys’ fees and disbursements) that result from actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, its agents or employees. UCAP will indemnify and hold harmless the Company and the respective directors, officers, agents and employees of the Company and each other person, if any, controlling the Company or any of its affiliates (the “Company Parties”) from and against all losses, claims, damages, liabilities and expenses that result from bad faith or gross negligence of UCAP. Each person or entity seeking indemnification hereunder shall promptly notify the Company, or UCAP as applicable, of any loss, claim, damage or expense for which the Company or UCAP as applicable, may become liable pursuant to this Section, shall not pay, settle or acknowledge liability under any such claim without consent of the party liable for indemnification, and shall permit the Company or UCAP as applicable a reasonable opportunity to cure any underlying problems or to mitigate actual or potential damages. The scope of this indemnification between UCAP and the Company shall be limited to, and pertain only to transactions contemplated or entered into pursuant to this Agreement. The Company or UCAP, as applicable, shall have the opportunity to defend any claim for which it may be liable hereunder, provided it notifies the party claiming the right to indemnification within 15 days of notice of the claim. The rights stated pursuant to the preceding two paragraphs shall be in addition to any rights that UCAP, the Company, or any other person entitled to indemnification may have in common law or otherwise, including but not limited to, any right to contribution.

10. Other Activities of UCAP. The Company realizes that UCAP now renders, and may continue to render services to other companies, some of which may conduct business and activities similar to those of the Company.

11. Trade Secrets and Documentation. UCAP will treat as proprietary any information belonging to the Company, or any third parties disclosed to UCAP in the course of UCAP’s services that is designated by an appropriate stamp or legend as being confidential. Notwithstanding the foregoing, UCAP shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to the breach of this Agreement by UCAP; (ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of UCAP in the normal and routine course of its own business from and through independent non-confidential sources or (iv) which is required to be disclosed by UCAP by governmental requirements.

12. Control. Nothing contained herein shall be deemed to require the Company to take any action contrary to its Certificate of Incorporation or By-Laws, or any applicable statute or regulation, or to deprive its Board of Directors of their responsibility for any control of the conduct of the affairs of the Company.

13. Notices. Any notices hereunder shall be sent to the Company and UCAP at their respective addresses above set forth. Any notice shall be given by return receipt and certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the matter herein provided. Any notices required to be given to the Holders of the Shares shall be deemed properly made when sent to UCAP in the manner set forth above. UCAP shall use its best efforts to promptly forward such notices to the Holders of the Shares.

14. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without giving effect to any choice or conflict of law provision or rule (whether of the State of New Jersey or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than New Jersey. If any court action is necessary to enforce the terms and conditions of this Agreement, the Parties hereby agree that the Superior Court of New Jersey, County of Morris, shall be the sole jurisdiction and venue for the bringing of such action.

15. Entire Agreement. This Agreement contains the entire Agreement between the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby and supersedes any and all previous agreements between the parties.

16. Severability Each and every provision of this Agreement is severable and independent of any other term or provision of this Agreement. If any term or provision hereof is held void or invalid for any reason by a court of competent jurisdiction, such invalidity shall not affect the remainder of this Agreement.

17. Binding Effect. This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors and assignees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Bingham Canyon Corporation	UCAP PARTNERS LLC

by: ______________________________	by: ______________________________
Gary Grieco, CEO	Edward Marucci, Managing Partner